Exhibit 19.1

AMERICAN OUTDOOR BRANDS, INC.
INSIDE INFORMATION AND INSIDER TRADING POLICY

1.
PURPOSE

In the course of your relationship with American Outdoor Brands, Inc. or its subsidiaries (“AOB” or the “Company”), you may have access to information about the Company that is not generally available to the public. One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Insider trading occurs when a person uses material non-public information (also called “inside information”) about a company to make decisions to buy, sell, or otherwise trade the company’s securities (including common stock, debt securities, and stock options) or to provide that information (“tip”) to others outside the company.

Because of your relationship with the Company, you have certain responsibilities under the federal securities laws with respect to inside information. The purpose of this Inside Information and Insider Trading Policy (the “Policy”) is to describe the Company’s policies regarding the protection of material non-public information and trading and tipping, as well as the expected standards of conduct each member of the Board of Directors of AOB (a “Director”), each person required to file reports under Section 16 (a “Section 16 officer”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each employee of the Company with respect to these highly sensitive matters. This Policy explains your obligations under the law and the Company’s policies. You should read this Policy carefully and comply with this Policy at all times.

2.
SCOPE

This Policy applies to every Director and Section 16 officer of AOB, every employee of the Company and to any family members who reside in your household. Therefore, all references to “you” in this Policy mean you as well as any family members who reside in your household.

Section 3 of this Policy contains information which prohibits trading in certain circumstances and applies to all Directors, Section 16 officer and employees. Section 4 of this Policy also imposes special additional restrictions and applies to all of the following:

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Directors
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Section 16 officers
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Restricted employees

The term restricted employees is defined to include the personnel listed on Exhibit A hereto and includes all employees other than Section 16 officers.

From time to time the Company may designate others as restricted employees or make other changes in the classification of individuals as restricted employees, in each case upon written notice to them. AOB will maintain a list of all restricted employees, which will be updated from time to time after consultation with AOB’s Chief Financial Officer.

3.
POLICY

3.1 Applicability. This Section 3 applies to all Directors, Section 16 officers and employees of the Company as well as any family members who reside in your household, unless otherwise stated herein.

3.2 General Policy Regarding Trading and Tipping. You may not trade in securities of AOB (or any other entity, such as a customer, supplier, possible acquisition target or competitor of the Company) at any time that you possess material non-public information about the Company (or about such other entity). This restriction applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material non-public information has been obtained. Because trades made in accordance with a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Trading Plan”) that has been previously approved in accordance with Section 5 are not really voluntary trades, the Company understands that a trade under such a Plan may actually be made at a time that you possess such material non-public information.

If you are a non-restricted employee, you may trade in securities of AOB at any time and without prior approvals provided that you are not in possession of material non-public information concerning the Company.

If you are a non-restricted employee and wish to enter into, amend, modify or terminate a Rule 10b5-1 Trading Plan, you must follow the procedures set forth in Section 5.3 and are subject to the restrictions set forth in Section 5.2.

If you are a non-restricted employee and wish to enter into, amend, modify, or terminate a Rule 10b5-1 Trading Plan, you must follow the procedures set forth in Section 5.3 and are subject to the restrictions set forth in Section 5.2.

You may not convey (or “tip”) material non-public information regarding the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor of the Company) to any other person. The concept of unlawful tipping includes passing on such information to friends, family members, or acquaintances. You may, of course, provide such information to other Company employees or representatives on a “need to know” basis in the course of performing your job with the Company.

You may not engage in derivatives trading or hedging involving AOB’s securities or pledging or margining AOB’s common stock, which include trading in call or put options involving AOB’s securities as well as “short sales” of AOB’s securities. The Company prohibits these types of transactions involving AOB’s securities because of the complexity of reporting puts, calls, derivatives, and shorts as well as the difficulty of ensuring that these types of transactions are managed in accordance with applicable securities laws and the possibility of inadvertent violations of the securities laws or this Policy.

You must promptly report to AOB’s Chief Executive Officer, Chief Financial Officer, or Chief Counsel any trading in AOB’s securities by Company personnel or disclosure of material non-public information by Company personnel that you believe may violate this Policy or the securities laws of the United States.

As and when circumstances require, AOB’s Chief Financial Officer may implement additional restrictions (including “blackout periods” as discussed in Section 4.2) on non-restricted employees who are asked to work on sensitive projects or transactions, or who gain access to material non-public information in connection with a specific project or transaction.

3.3
Certain Securities Acquired through AOB Equity Plans.

3.3.1 Employee Stock Purchase Plan. If you are a Section 16 officer or an employee, the trading prohibitions and restrictions set forth in this Policy do not apply to periodic payroll contributions by you to AOB’s Employee Stock Purchase Plan (the “ESPP”) pursuant to the terms and conditions of the ESPP under an election made when you were not aware of material non-public information about the Company. However, while you are aware of material nonpublic information about the Company, you may not alter your instructions regarding the purchase or sale of AOB securities in the ESPP, including (i) electing to begin participating or ceasing to participate in the ESPP, (ii) increasing or decreasing the percentage of your payroll contributions to the ESPP; or (iii) selling the common stock issued by AOB pursuant to the ESPP, subject to the exception in Section 4.3.2.2.

3.3.2 Stock Options. All sales of securities acquired through the exercise of employee stock options granted by AOB are subject to this Policy. The exercise of employee stock options granted by AOB is exempt from this Policy if the exercise price and statutory tax withholdings are paid in cash or on a “net share basis” in which the Company withholds a portion of the shares underlying the options. This Policy, however, does apply in the case of a Broker-Assisted Cashless Exercise. A Broker-Assisted Cashless Exercise is the exercise of a stock option through a broker in which a portion of the exercised shares are sold into the market and the requisite amount of the sale proceeds are used to pay the exercise price, tax obligations, or both.

3.3.3 Restricted Stock or Restricted Stock Units. The prohibitions of this Policy do not apply to the deduction of shares by the Company to satisfy the statutory tax withholding liability upon the vesting or delivery of restricted stock or restricted stock units (“RSUs”).

3.3.4 Gifts. Bona fide gifts are not subject to the Policy as long as (a) the gift is made to an established charity or (b) the recipient of the gift is subject to this Policy.

3.4 Safeguarding Material Non-Public Information.

3.4.1 Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents.

3.4.2 Before material information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent the Company who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature and conversations on mobile phones should be conducted with care. In addition, you should not transmit confidential information through the Internet, including social media sites, blogs, or online forums, or any electronic mail system that is not secure.

3.4.3 To ensure the Company’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside the Company. If you are contacted by the media or by an analyst seeking information about the Company and if you have not been expressly authorized by AOB’s Chief Executive Officer or Chief Financial Officer to provide information to the media or to analysts, you should refer the call to AOB’s Vice President of Investor Relations, Chief Financial Officer, or Chief Executive Officer.

4.
Additional Restrictions for Directors, Section 16 Officers and/or Restricted Employees

4.1 applicability. Except as specifically set forth below, this Section 4 applies to all Directors, Section 16 officers, and restricted employees as well as any family members who reside in your household.

4.2 Blackout Periods. To avoid improper conduct or the appearance of impropriety, Directors, Section 16 officers, and restricted employees are prohibited from trading in AOB’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans during times when the Company is most likely to have (or is presumed to have) material non-public information available. These “blackout periods” (also called “trading freezes”) will be imposed because these persons generally have access to a range of financial and other sensitive information about the Company. These blackout periods may vary in length.

4.2.1 Quarterly Blackout Periods. Trading in AOB’s securities and entering into, amending, or modifying Rule 10b5-1 Trading Plans are prohibited during the period beginning at the close of the market on the last business day of the calendar month immediately preceding the Company’s next fiscal quarter end and ending 48 hours after the public release of the Company’s quarterly and annual earnings.

4.2.2 Rule 10b5-1 Trading Plan Blackout Periods for Directors and Section 16 Officers. If you are a Director or a Section 16 officer, you may not trade, even in accordance with a previously approved Rule 10b5-1 Trading Plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 hours thereafter.

4.2.3 Other Blackout Periods. The Company, from time to time, may impose additional special blackout periods on Directors, Section 16 officers, and restricted employees due to significant unannounced corporate developments. If the Company imposes a special blackout period, it will notify the Directors, Section 16 officers, and restricted employees affected.

4.3 Trading Windows.

4.3.1 Quarterly Trading Windows. Generally, you may trade in AOB’s securities or enter into, amend, or modify a Rule 10b5-1 Trading Plan during the period beginning 48 hours after the public release of the Company’s quarterly and annual earnings and ending at the close of the market on the last day of the calendar month immediately preceding the Company’s next fiscal quarter end (the “trading window” or “open window”).

4.3.2 Exceptions.

4.3.2.1 Except as set forth in Section 4.2.2 for Directors and Section 16 officers, trading windows are not applicable with respect to trading pursuant to a Rule 10b5-1 Trading Plan, provided you have obtained pre-clearance from AOB’s Chief Financial Officer that such trading plan would not violate this Policy.

4.3.2.2 Except for Section 16 officers, stock acquired pursuant to the ESPP may be sold on the next business day following acquisition regardless of whether such business day is during a trading window, provided that you are not in possession of material nonpublic information at the time of sale.

4.3.3 In certain limited circumstances, the Company may waive the requirement that trades be made and Rule 10b5-1 Trading Plans be entered into, amended, or modified only during the trading window.

4.4 Restricted Employees. If you are a restricted employee, except for trades made in accordance with an existing Rule 10b5-1 Trading Plan, you may trade in securities of AOB only (a) during a trading window, subject to limited case-by-case waivers by AOB’s Chief Financial

Officer after consultation with legal counsel, and (b) after you have obtained preclearance from AOB’s Chief Financial Officer. 4.5. Directors and Section 16 officers. If you are a Director or a Section 16 officer:

4.4.1 You may trade in securities of AOB only through a Rule 10b5-1 Trading Plan (as described below in Section 5) that may be entered into (i) during a trading window, subject to limited case-by-case waivers by AOB’s Chief Financial Officer after consultation with legal counsel, and (ii) after you have obtained pre-clearance from AOB’s Chief Financial Officer. (AOB’s Chief Financial Officer must obtain preapproval from AOB’s Chief Executive Officer for his own Rule 10b5-1 Trading Plan.)

4.4.2 Pursuant to Section 4.2.2, you may not trade, even in accordance with a previously approved Rule 10b5-1 trading plan, commencing on the first day of the two-week period prior to an earnings announcement by the Company and continuing until 48 business hours thereafter.

4.5 Competitors. You may not trade in securities of Sturm, Ruger & Company, Inc. or any other competitor of the Company listed on Annex B, hereto, unless you have obtained preclearance from AOB’s Chief Financial Officer. This Section applies only to the list of competitors identified on Annex B, which shall be approved by AOB’s Board of Directors, after consultation with AOB’s Chief Financial Officer, and maintained by the Company.

4.6 Employee Stock Purchase Plan. If you are a Section 16 officer or a restricted employee:

4.6.1 You must obtain pre-clearance from AOB’s Chief Financial Officer before you may alter your instructions regarding the purchase or sale of AOB securities in the ESPP, including (i) electing to begin participating or ceasing to participate in the ESPP, (ii) increasing or decreasing the percentage of your payroll contributions to the ESPP; or (iii) selling the common stock issued by AOB pursuant to the ESPP, subject to the exception in Section 4.3.2.2; and

4.6.2 You may alter your instructions regarding the purchase or sale of AOB securities in the ESPP, including (i) electing to begin participating or ceasing to participate in the ESPP, (ii) increasing or decreasing the percentage of your payroll contributions to the ESPP; or (iii) selling the common stock issued by AOB pursuant to the ESPP, subject to the exception in Section 4.3.2.2, only during a trading window, subject to limited case-by-case waivers by AOB’s Chief Financial Officer after consultation with legal counsel.

5. RULE 10B5-1 TRADING PLANS

5.1 If you are a Director, Section 16 officer, or employee (non-restricted or restricted), you may (i) enter into, amend, or modify a Rule 10b5-1 Trading Plan at any time you are not in possession of material non-public information about the Company and (ii) enter into, amend, or modify a Rule 10b5-1 Trading Plan only after you have obtained preclearance from AOB’s Chief

Financial Officer that such Rule 10b5-1 Trading Plan would not violate this Policy (“pre-clearance”). Even if you receive preclearance, you may enter into, amend, or modify a Rule 10b5-1 Trading Plan only so long as you are not in possession of material non-public information about the Company. If you are a Director, Section 16 officer, or restricted employee, you are also subject to the provisions in Section 4 with respect to entering into, amending, or modifying a Rule 10b5-1 Trading Plan.

5.2 No trade shall be made pursuant to a Rule 10b5-1 Trading Plan by or on behalf of any Section 16 officer or employee (restricted or unrestricted) until a minimum of 30 days from (a) the date the Rule 10b5-1 Trading Plan (or any amendment or modification thereof) is cleared by AOB’s Chief Financial Officer (or AOB’s Chief Executive Officer for the Chief Financial Officer’s own Rule 10b5-1 Trading Plan) if such plan (or any amendment or modification thereof) is cleared by AOB’s Chief Financial Officer or Chief Executive Officer, as applicable, on a date that is during an “open window” (as defined in Section 4.3.1); or (b) the first day of the next open window if the Rule 10b5-1 Trading Plan (or any amendment or modification thereof) is cleared by AOB’s Chief Financial Officer or Chief Executive Officer, as applicable, on a date that is not during an open window.

5.3 If you have a previously approved Rule 10b5-1 Trading Plan in place, the Company will not sign any request to amend or modify such plan following any date you cease being a Director, Section 16 officer, or employee, subject to limited case-by-case waivers by AOB’s Chief Financial Officer after consultation with legal counsel. Keep in mind, however, you may not trade in AOB’s securities while in possession of material non-public information even after you are no longer are a Director, Section 16 officer, or employee.

5.4 You are prohibited from having more than one Rule 10b5-1 Trading Plan in effect at any time, subject to limited case-by-case waivers by AOB’s Chief Financial Officer after consultation with legal counsel.

6. PENALTIES FOR INSIDER TRADING VIOLATIONS

6.1 Penalties for trading on or communicating material non-public information can be severe; both for individuals involved in such unlawful conduct and their supervisors, may include prison sentences, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory at all times.

6.2 Trading on inside information is a crime. The seriousness of insider trading is reflected in the penalties that it carries. If an individual Director’s, Section 16 officer’s, or employee’s insider trading is found to be a willful violation of the insider trading rules promulgated by the Securities and Exchange Commission (the “SEC”), he or she may be penalized up to $5,000,000 and imprisoned for up to 20 years.

6.3 The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of the profit gained or loss avoided as a result of an individual’s insider trading. The

SEC may also impose control person liability on the Company for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by insider trading. “Profit gained” or “loss avoided” is defined as the difference between the purchase or sale price of the security and its value as measured by the trading information. The SEC is authorized to pay a bounty to persons who provided the information leading to the imposition of such penalty. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of material non-public information.

6.4 On occasion, it may be necessary for legitimate business reasons to disclose material non-public information to persons outside the Company. Such persons might include outside Company auditors and legal counsel, commercial bankers, investment bankers, and companies seeking to engage in a joint venture, a merger, a common investment, or other joint goal with the Company. In such circumstances, the information should not be conveyed until an express agreement has been reached to maintain the information in confidence, to provide that such information is not to be used for trading purposes, and to mandate that such may not be further disclosed other than for legitimate business reasons.

6.5 Any Director, Section 16 officer, or employee who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to AOB’s Chief Financial Officer. Upon learning of any such violations, the Company will determine whether it should publicly release any material non-public information or whether the Company should report the violation to the appropriate governmental authority.

6.6 The SEC, the Department of Justice, and the Financial Industry Regulatory Authority (“FINRA”) have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

6.7 For all of these reasons, both you and the Company have a significant interest in ensuring that insider trading is scrupulously avoided.

6.8 Your failure to comply with this Policy at all times will be grounds for disciplinary action by the Company, up to and including dismissal for cause.

7. DEFINITIONS

7.1 Inside (or Non-Public) Information. Inside (or “non-public”) information is material information about the Company that has not been disclosed through wide dissemination to the public. Information generally becomes public when it has been disclosed by the Company or third parties to achieve broad, non-exclusionary distribution to the investing public through recognized channels of distribution, without favoring any person or group and public investors have had a reasonable period of time to absorb and react to the information. Generally, information which has not been available to the investing public for at least 48 business hours’ time during which the NASDAQ stock market is open for trading, after formal release is considered to be non-public. In other words, there is a presumption that the public needs 48 hours to receive and absorb such information in order for it be considered public. Recognized channels of distribution include press releases or other public statements, including any publicly disclosed filing with the SEC.

Inside or non-public information may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments; projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends, or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results. Furthermore, non-public information may be information available to a select group of analysts or brokers or institutional investors; undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally 48 hours).

7.2 Material Information. Information is material if there is a likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell AOB’s securities. Any information that could reasonably be expected to affect the price of AOB’s securities is material for these purposes. In this regard, potential market reaction or sensitivity to the information is a key consideration. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of AOB’s securities, then such pieces of information are considered material. Material information can be positive or negative. While it is not possible to identify in advance all information that will be deemed to be material, some examples of potentially material information include the following:

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Financial results, including earnings information and quarterly results;
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Known but unannounced future earnings or losses;
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Guidance on earnings estimates;
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Execution or termination of a significant financing arrangement;
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Information relating to a pending or proposed merger or other acquisition, disposition, or joint venture;
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Information relating to the disposition or acquisition of significant assets;
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Changes in financial liquidity;
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Events regarding AOB’s securities, including defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividend policy, and changes to rights of securityholders;
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New equity or debt offerings (public or private);
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Significant increases or decreases in the amount of outstanding securities or indebtedness;

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Significant developments (whether positive or negative) in material pending litigation;
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Significant litigation exposure because of actual or threatened litigation;
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Changes in auditors or a determination that the Company’s financial statement can no longer be relied upon;
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Changes in senior management;
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Significant changes in compensation policy and the granting of options or payment of other compensation to Directors or Company officers;
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Significant non-routine transactions with Directors, Company officers, or principal security holders; and
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Bankruptcies, receiverships, or reorganizations.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material.

Therefore, trading in AOB’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with AOB’s Chief Financial Officer.